Exhibit 99.1

Cytomedix Announces Preliminary Results of Clinical Trial for Treatment of Diabetic Foot Ulcers Monday September 12, 8:30 am ET

ROCKVILLE, Md., Sept. 12, 2005 (PRIMEZONE) -- Cytomedix, Inc. today announced that preliminary analysis of a clinical trial for its AutoloGel(tm) platelet gel therapy system for the treatment of diabetic foot ulcers is underway. Early analysis appears to indicate that for total wound closure as the clinical end-point, the clinical efficacy of this product may be approximately similar to the standard therapy that was used as a control in the clinical trial. No product-related significant adverse effects were observed in the study.

The clinical trial was performed under an Investigational Device Exemption approved by the U.S. Food and Drug Administration in March 2004. The protocol required restrictive patient inclusion criteria that included intensive patient screening and a pre-enrollment, one-week treatment using traditional treatment in order to prevent enrollment of patients with easy-to-heal wounds. The trial was conducted on 72 patients in 14 active centers across the U.S. and monitored, on behalf of Cytomedix, by a contract research organization.

"These results appear to be inconsistent with data from retrospective studies, clinicians' reports to the Company, other case studies as well as patient registry data on this product," said Dr. Kshitij Mohan, Chief Executive Officer and Chairman of Cytomedix. He added, "Because the data appear to be equivocal, we are conducting further quality control reviews of the collection and reporting of the data. We will also re-evaluate the trial protocol, including the number of patients enrolled in the trial, to determine whether the restrictive patient inclusion-exclusion criteria, the size of the patient cohort, other requirements in the protocol or variations in the skill level of the different investigators in the study could have confounded the results or biased the study in favor of the control group. In this trial, the control group had significantly higher healing rates than what we had anticipated based on published data from other studies. There are also a number of secondary clinical end-points related to effectiveness that have not yet been analyzed. After all such analysis is completed early in Q4, 2005, we shall determine if additional studies or data may be needed to support our present or modified regulatory and business strategy."

ABOUT THE COMPANY

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(tm) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer this advanced therapy at the point-of-care in multiple settings. Additional information is available at: http://www.cytomedix.com.

Safe Harbor Provision

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

Contact:
          Cytomedix, Inc.
          Kshitij Mohan, Ph. D.
          Chief Executive Officer
          (240) 499-2680
          or
          The Wall Street Group, Inc.
          Ron Stabiner
          (212) 888-4848